EXHIBIT 99.1

Bioject Medical Technologies Inc.
John Gandolfo, Chief Financial Officer
Cecelia C. Heer, Director, Investor Relations
908-470-2800, ext. 5103
www.bioject.com

BIOJECT REPORTS SECOND-QUARTER 2004 RESULTS

Revenues Increase 39% over 2003

BEDMINSTER, NJ, July  28, 2004 – Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today announced financial results for the second quarter of 2004, which ended June 30, 2004.

For the second quarter, Bioject reported revenues of $2.0 million, a 39% increase over the previous year’s second-quarter revenues of $1.4 million. Second-quarter product sales were $2.0 million compared to $1.2 million in the prior year, due to increased Vial Adapter product sales to Amgen and increased sales of the cool.click™ to Serono.  The Company reported a second-quarter operating loss and net loss allocable to common shareholders of $3.3 million, compared to an operating loss of $2.5 million and a net loss allocable to common shareholders of $2.4 million in the comparable year-ago quarter.  The second-quarter results reflect higher-than-anticipated product development costs for the Iject™ resulting from increased design builds for potential partners as well as increased expenditures related to sterile fill capabilities for the Iject™.  In addition, the Company incurred approximately $484,000 of severance costs associated with the restructuring of its operations during the quarter, as well as $90,000 of manufacturing expense associated with the move of its manufacturing facility during the quarter.

Basic and diluted net loss per common share for the quarter were $0.24 per share on 13.6 million weighted average shares outstanding, compared to a net loss of $0.22 per share on 10.7 million weighted average shares outstanding for the same period last year.

For the six months ended June 30, 2004, Bioject reported a net loss allocable to common shareholders of $4.8 million on revenues of $5.0 million.  This compares to a net loss allocable to common shareholders of $4.6 million on revenues of $2.5 million for the same period last year.

Basic and diluted net loss per share for the six months ended June 30, 2004 were $0.37 per share on 13.0 million weighted average shares outstanding compared to a net loss of $0.43 per share on 10.7 million weighted average shares outstanding for the comparable period last year.

“During the second quarter, we made significant progress in our two Merial collaborations and continue to anticipate milestone payments later this year from that partnership.  As we announced last week, we signed an agreement with PATH, an international nonprofit organization, whereby Bioject will design and develop a needle-free, single-dose cartridge immunization system that will be evaluated by PATH using testing and focus groups in the developing world,” said Jim O’Shea, Chairman, President and CEO.  “In addition, as mentioned above, we completed a corporate reorganization during the quarter which will eliminate layers of management, help reduce our negative cash flow in future periods, and allow a more direct interface with senior management and operations.  We anticipate annual savings of approximately $800,000 to $1.0 million in salary, taxes and benefits and associated administrative costs from the corporate restructuring over the next 12 months.  Looking forward, we also expect research and development expenses to decrease significantly in 2005 compared to 2004 as the Iject™ enters the production phase and Merial products get closer to commercialization.”

“Although we are pleased that our revenues during the first half of 2004 doubled compared to 2003, we continue to be challenged by the timing of closing of new business development transactions.  Our potential partners are continuing with extensive testing of our Iject and other needle-free products and we continue to remain confident that we will be successful in executing our strategy,” O’Shea concluded.

The Company will conduct a conference call to discuss second quarter results on Thursday,  July 29, 2004 at 10:00 a.m. Eastern Daylight Time.  The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Bedminster, New Jersey, and Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems.  Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin.  This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath.  The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to future revenues and earnings and additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™ and the SeroJet™ , will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, the fact that Bioject’s business has never been profitable and may never be profitable, uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology,  uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that the Company may be unable to produce our products at a unit cost necessary for the products to be competitive in the market and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s  business.  Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s  business and its future results.  Forward-looking statements are based on the estimates and opinions of management on the date the statements are made.  The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information on Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Revenue
Net sales of products	$1,958	$1,155	$3,965	$1,939
Licensing/technology fees	17	264	1,016	581
	1,975	1,419	4,981	2,520
Expenses
Manufacturing	1,982	1,191	3,784	2,120
Research and development	1,651	1,290	3,147	2,430
Selling, general and administrative	1,672	1,395	2,956	2,732
Total operating expenses	5,305	3,876	9,887	7,282

Operating loss	(3,330)	(2,457)	(4,906)	(4,762)
Other income	6	66	70	156
Net loss allocable to common shareholders	$(3,324)	$(2,391)	$(4,836)	$(4,606)

Basic and diluted net loss per common share	$(0.24)	$(0.22)	$(0.37)	$(0.43)

Shares used in per share calculations	13,569,658	10,708,247	13,028,847	10,661,539

Bioject Medical Technologies Inc.

Condensed Consolidated  Balance Sheets (Unaudited)

(In thousands)

	June 30, 2004	Dec 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$5,181	$6,894
Marketable securities	1,456	2,259
Accounts receivable	1,152	1,300
Receivable from related party, current portion	37	74
Inventories, net	1,501	1,388
Other current assets	391	227
Total current assets	9,718	12,142

Long-term marketable securities	—	3,087
Restricted funds	1,500	1,500
Property and equipment, net	5,273	4,760
Other assets, net	1,068	979
Total assets	$17,559	$22,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$276	$175
Accounts payable and accrued liabilities	2,131	2,012
Deferred revenue	70	434
Total current liabilities	2,477	2,621

Long-term liabilities:
Long-term lease payable	100	82
Long-term debt	1,157	1,325
Deferred revenue	451	484

Shareholders’ equity:
Preferred stock	—	19,549
Common stock	108,580	88,777
Accumulated deficit	(95,206)	(90,370)
	13,374	17,956
Total liabilities and shareholders’ equity	$17,559	$22,468

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